EXHIBIT 99.1

AutoZone Reaches Definitive Agreement to Acquire Interamerican Motor Corporation (IMC)

MEMPHIS, Tenn., Sept. 2, 2014 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO), today announced it has entered into a definitive agreement to purchase Interamerican Motor Corporation (IMC). Founded in 1962, IMC, which currently operates 17 locations, is the second largest distributor of OE quality import replacement parts in the United States. The company has been committed to offering an extensive parts line for all European and Asian cars.  Original equipment brands are at the core of the IMC parts program.

"We are excited about the IMC team joining AutoZone. The company's leadership in import car parts coverage will be an exceptional fit with AutoZone's current product assortment," said Bill Rhodes, Chairman, President and CEO. "As we expand the IMC brand across the United States, we believe the IMC business model will mutually benefit both our retail and commercial customers. The combined offering is expected to deliver value for our customers and stockholders."

"AutoZone and IMC are a great fit," said John Mosunic, IMC's CEO. "This is a logical next step for both companies. AutoZone's national footprint, exceptional culture built on customer service, and operational expertise combined with IMC's leadership in selling to the import segment creates a powerful future growth platform." Wells Fargo Securities served as the exclusive financial advisor to IMC in connection with the transaction.

IMC was acquired from Wulf Gaertner Autoparts AG (WGA), Germany, a producer of high quality replacement parts for the automotive aftermarket. WGA supplies product under the MEYLE and MEYLE HD brands for European and Asian vehicles. The sale of IMC was a strategic step for WGA to strengthen the focus on the production of high quality automotive replacement parts. "With AutoZone we found an excellent new owner for IMC. This will include an enlarged distribution network for MEYLE and MEYLE HD in the U.S. market," said Dr. Karl J. Gaertner, WGA's CEO.

About AutoZone:

As of May 10, 2014, AutoZone sells auto and light truck parts, chemicals and accessories through 4,901 AutoZone stores in 49 states plus the District of Columbia and Puerto Rico in the U.S., and 374 stores in Mexico and four stores in Brazil for a total store count of 5,279.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and accessories and performance parts through www.autoanything.com, and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

CONTACT: Media:
         Ray Pohlman
         866-966-3017
         ray.pohlman@autozone.com

         Financial:
         Brian Campbell
         901 495-7005
         brian.campbell@autozone.com